For Release: November 8, 2018
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the third quarter 2018
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for third quarter 2018 earnings, dated November 8, 2018, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “scheduled,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2017 (the "2017 Annual Report"), and include such risks and uncertainties as:

•
loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;

•
financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR, and in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;

•
risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;

•
the uncertain nature of the expected benefits from the acquisition of Great Lakes Educational Loan Services, Inc. ("Great Lakes") on February 7, 2018 and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contract between the Company and the Department accounted for 21 percent of the Company's revenue in 2017, risks to the Company related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the Company on a post-Great Lakes acquisition basis may not be awarded a contract, risks related to the development by the Company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFELP, and private education and consumer loans;

•
risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•
the uncertain nature of the expected benefits from the acquisition of ALLO Communications LLC on December 31, 2015 and the ability to successfully expand its fiber network in existing service areas and additional communities and manage related construction risks;

•
risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses; and

•
risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.

All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income:
Loan interest	$232,320	223,371	193,087	653,414	564,173
Investment interest	7,628	5,818	3,800	18,581	9,616
Total interest income	239,948	229,189	196,887	671,995	573,789
Interest expense:
Interest on bonds and notes payable	180,175	171,450	121,650	487,174	341,787
Net interest income	59,773	57,739	75,237	184,821	232,002
Less provision for loan losses	10,500	3,500	6,700	18,000	10,700
Net interest income after provision for loan losses	49,273	54,239	68,537	166,821	221,302
Other income:
Loan servicing and systems revenue	112,579	114,545	55,950	327,265	167,079
Education technology, services, and payment processing revenue	58,409	48,742	50,358	167,372	149,862
Communications revenue	11,818	10,320	6,751	31,327	17,577
Other income	16,673	9,580	19,756	44,449	44,874
Gain from debt repurchases	—	—	116	359	5,537
Derivative settlements, net	22,324	21,928	(573)	51,018	(2,314)
Derivative market value and foreign currency transaction adjustments	(5,226)	(4,897)	7,746	49,909	(23,254)
Total other income	216,577	200,218	140,104	671,699	359,361
Cost of services:
Cost to provide education technology, services, and payment processing services	19,087	11,317	15,151	44,087	37,456
Cost to provide communications services	4,310	3,865	2,632	11,892	6,789
Total cost of services	23,397	15,182	17,783	55,979	44,245
Operating expenses:
Salaries and benefits	114,172	111,118	74,193	321,932	220,684
Depreciation and amortization	22,992	21,494	10,051	62,943	27,687
Loan servicing fees	3,087	3,204	8,017	9,428	19,670
Other expenses	45,194	40,409	29,500	119,020	81,923
Total operating expenses	185,445	176,225	121,761	513,323	349,964
Income before income taxes	57,008	63,050	69,097	269,218	186,454
Income tax expense	(13,882)	(13,511)	(25,562)	(63,369)	(70,349)
Net income	43,126	49,539	43,535	205,849	116,105
Net (income) loss attributable to noncontrolling interests	(199)	(104)	2,768	438	8,960
Net income attributable to Nelnet, Inc.	$42,927	49,435	46,303	206,287	125,065
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.05	1.21	1.11	5.04	2.97
Weighted average common shares outstanding - basic and diluted	40,988,965	40,886,617	41,553,316	40,942,177	42,054,532

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2018	December 31, 2017	September 30, 2017
Assets:
Loans receivable, net	$22,528,362	21,814,507	22,569,139
Cash, cash equivalents, investments, and notes receivable	330,352	307,290	490,633
Restricted cash	911,929	875,314	830,762
Goodwill and intangible assets, net	249,462	177,186	188,054
Other assets	1,084,820	790,138	690,122
Total assets	$25,104,925	23,964,435	24,768,710
Liabilities:
Bonds and notes payable	$22,251,433	21,356,573	22,240,279
Other liabilities	526,364	442,475	397,991
Total liabilities	22,777,797	21,799,048	22,638,270
Equity:
Total Nelnet, Inc. shareholders' equity	2,316,864	2,149,529	2,111,851
Noncontrolling interests	10,264	15,858	18,589
Total equity	2,327,128	2,165,387	2,130,440
Total liabilities and equity	$25,104,925	23,964,435	24,768,710

Overview

The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and start-up ventures.

GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments

The Company prepares its financial statements and presents its financial results in accordance with U.S.GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
GAAP net income attributable to Nelnet, Inc.	$42,927	49,435	46,303	206,287	125,065
Realized and unrealized derivative market value adjustments	5,226	4,897	(21,429)	(49,909)	(22,381)
Unrealized foreign currency transaction adjustments	—	—	13,683	—	45,635
Net tax effect (a)	(1,254)	(1,175)	2,943	11,978	(8,837)
Net income attributable to Nelnet, Inc., excluding derivative market value and foreign currency transaction adjustments (b)	$46,899	53,157	41,500	168,356	139,482

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.05	1.21	1.11	5.04	2.97
Realized and unrealized derivative market value adjustments	0.12	0.12	(0.51)	(1.22)	(0.53)
Unrealized foreign currency transaction adjustments	—	—	0.33	—	1.09
Net tax effect (a)	(0.03)	(0.03)	0.07	0.29	(0.21)
Net income attributable to Nelnet, Inc., excluding derivative market value and foreign currency transaction adjustments (b)	$1.14	1.30	1.00	4.11	3.32

(a)
The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

(b)
"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the Company's previously Euro-denominated bonds to U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period. In addition, the Company incurred unrealized foreign currency transaction adjustments for periodic fluctuations in currency exchange rates between the U.S. dollar and Euro in connection with its student loan asset-backed previously Euro-denominated bonds with an interest rate based on a spread to the EURIBOR index. The principal and accrued interest on these bonds were remeasured at each reporting period and recorded in the Company's consolidated balance sheet in U.S. dollars based on the foreign currency exchange rate on that date.

The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments and previously Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

On October 25, 2017, the Company completed a remarketing of the Company’s bonds that were prior to that date denominated in Euros, to denominate those bonds in U.S. dollars and reset the interest rate to be based on the 3-month LIBOR index. The Company also terminated a cross-currency interest rate swap associated with those bonds. As a result, there are no foreign currency transaction adjustments with respect to those bonds after October 25, 2017.

GAAP net income increased for the nine months ended September 30, 2018 compared to the same period in 2017 primarily due to the following factors:

•	The contribution to net income from the acquisition of Great Lakes;

•	The increase in core spread on the Company's loan portfolio;

•	The decrease in the Company's effective tax rate due to the Tax Cuts and Jobs Act, effective January 1, 2018;

•
The recognition of unrealized losses in 2017 related to foreign currency transaction adjustments caused by re-measurement of the Company's previously Euro-denominated bonds to U.S. dollars, which bonds were remarketed in October 2017, to denominate them in U.S. dollars; and

•	The recognition of a larger net gain during 2018 as compared to 2017 due to changes in the fair values of derivative instruments that do not qualify for hedge accounting.

These factors were partially offset by the following items:

•	The increase in expenses for the continued build-out of the Company's ALLO fiber communications network in Lincoln, Nebraska;

•	The decrease in the average balance of loans due to the run-off of the portfolio;

•	The increase in the provision for loan losses related to the Company's portfolio of federally insured student loans and consumer loans;

•	The impairment of software development costs in the Company's Loan Servicing and Systems operating segment; and

•	A decrease in revenue from the Company's SEC-registered investment advisor subsidiary.

Operating Results

The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of September 30, 2018, the Company had a $22.5 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 7.5 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, over time, due to the continued amortization of the Company’s FFELP loan portfolio and anticipated increases in interest rates, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.

In addition, the Company earns fee-based revenue through the following reportable operating segments:

•	Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")

•	Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Solutions ("NBS")

•	Communications - referred to as ALLO Communications ("ALLO")

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.

The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the three and nine months ended September 30, 2018 and 2017 (dollars in millions).

(a)    Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.

(b)
Total revenue includes "net interest income" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives and foreign currency transaction adjustments. Net income excludes changes in fair values of derivatives and foreign currency transaction adjustments, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives and foreign currency transaction adjustments, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

Certain events and transactions from 2018, which have impacted or will impact the operating results of the Company and its operating segments, are discussed below.

Impact from the Tax Cuts and Jobs Act

•
The Tax Cuts and Jobs Act, signed into law on December 22, 2017, and effective January 1, 2018, lowered the Company's effective tax rate to 24.44 percent and 23.50 percent for the three and nine months ended September 30, 2018, respectively, compared to 35.57 percent and 36.00 percent for the same periods in 2017. The Company currently expects its effective tax rate will be approximately 23 to 24 percent for the remainder of 2018.

Loan Servicing and Systems

•
On February 7, 2018, the Company paid $150.0 million in cash for 100 percent of the stock of Great Lakes. The Great Lakes assets acquired and liabilities assumed were recorded by the Company at their respective fair values at the date of acquisition, and Great Lakes' operating results from the date of acquisition forward are included in the Company's consolidated operating results.

•
Nelnet Servicing, LLC ("Nelnet Servicing") and Great Lakes are two companies that have student loan servicing contracts awarded by the Department in June 2009 to provide servicing for loans owned by the Department. As of September 30, 2018, Nelnet Servicing was servicing $179.3 billion of student loans for 5.8 million borrowers under its contract, and Great Lakes was servicing $232.7 billion of student loans for 7.5 million borrowers under its contract. These contracts are currently scheduled to expire on June 16, 2019.

Under the performance metrics measurements used by the Department for the period July 1, 2017 through December 31, 2017, Nelnet Servicing's and Great Lakes' overall rankings among the nine current servicers for the Department were fourth and second, respectively. These results increased Nelnet Servicing's and Great Lakes' allocations of new student loan servicing volumes under their current respective contracts with the Department from 11 percent to 12 percent and from 14 percent to 16 percent, respectively, for the period March 1, 2018 through August 31, 2018.

Under the performance metrics measurements used by the Department for the period January 1, 2018 through June 30, 2018, Nelnet Servicing's and Great Lakes' overall rankings among the nine current servicers for the Department remained at fourth and second, respectively; however, these results changed Nelnet Servicing's and Great Lakes' allocations of new student loan servicing volumes under their current respective contracts with the Department from 12 percent to 11 percent and from 16 percent to 17 percent, respectively, for the period September 1, 2018 through February 28, 2019.

Going forward, Great Lakes and Nelnet Servicing will continue to service their respective government-owned portfolios on behalf of the Department, while maintaining their distinct brands, independent servicing operations, and teams. Likewise, each entity will continue to compete for new student loan volume under its respective existing contract with the Department. The Company will integrate technology, as well as shared services and other activities, to become more efficient and effective in meeting borrower needs. During the second quarter of 2018, the Company converted Great Lakes' FFELP and private education loan servicing volume to Nelnet's servicing platform to leverage the efficiencies of supporting more volume on fewer systems.

The Company and Great Lakes have also been working together for almost two years to develop a new, state-of-the-art servicing system for government-owned student loans through their GreatNet joint venture.  The efficiencies gained by leveraging a single platform for government-owned loans supporting millions more borrowers will give the Company and Great Lakes opportunities to invest in strategies to further enhance borrower experiences.

•
As part of integrating technology and becoming more efficient and effective in meeting borrower needs, the Company continues to evaluate the best use of its servicing systems on a post-Great Lakes acquisition basis. As a result of this evaluation, during the three months ended September 30, 2018, the Company recorded an impairment charge of $3.9 million related to certain external software development costs that were previously capitalized.

•
On February 20, 2018, the Department’s Office of Federal Student Aid ("FSA") released information regarding a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for the servicing of all student loans owned by the Department. The Company is part of a team that responded to the initial phase of the NextGen procurement on April 17, 2018.

On August 27, August 29, and September 24, 2018, FSA made announcements that included canceling certain components of the NextGen process, issuing a solicitation for a separate new procurement process for certain of those NextGen components that were canceled, and outlining the next steps, components, and entities that are eligible to respond to the next phase for certain of the remaining NextGen components (which for each applicable component included the Company or an entity the Company is teaming with).

Currently, FSA has four ongoing components between the two procurement processes:

·         Enterprise-Wide Digital and Customer Care Platforms and Services (new procurement process)
·         NextGen Future State Core Platform
·         NextGen Transitional Core Processing and Related Support Activities
·         NextGen Business Process Operations

The Company is part of a team that has responded or will be responding to the next applicable phase for each of these four components.  The Company cannot predict the timing, nature, or outcome of the next steps for these processes.

•
As of September 30, 2018, the Company (including Great Lakes) was servicing $464.9 billion in government owned, FFELP, and private education and consumer loans, as compared with $211.4 billion of loans serviced by the Company as of December 31, 2017.

Education Technology, Services, and Payment Processing

•
During the first quarter of 2018, the Company changed the name of its Tuition Payment Processing and Campus Commerce operating segment to Education Technology, Services, and Payment Processing to better describe the evolution of services this operating segment provides.

•
In May 2014, the FASB issued a new revenue recognition standard. The Company adopted the standard effective January 1, 2018, using the full retrospective method, which required it to restate each prior reporting period presented. The most significant impact of the standard relates to identifying the Company's Education Technology, Services, and Payment Processing operating segment as the principal in its payment services transactions. As a result of this change, the Company presents the payment services revenue gross, with the direct costs to provide these services presented separately.

•
This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.

•
On October 16, 2018, the Company terminated its investment in a proprietary payment processing platform. This decision was made as a result of decreases in price and advancements of technology by established processors in the industry. As a result of this decision, the Company will record an impairment charge of approximately $8 million during the three-month period ending December 31, 2018. The charge represents computer equipment and external software development costs related to the payment processing platform. The decision will not impact the Company's existing payment processing revenue or customers. The Company is continuing to evaluate other costs that may be incurred as a result of this decision, including the termination of certain contracts and severance for affected employees. The Company currently believes contract termination and employee severance costs will not be material.

Communications

•
In the fourth quarter of 2017, ALLO announced plans to expand its network to make services available in Hastings, Nebraska and Fort Morgan, Colorado.  This will expand total households in ALLO’s current markets from 137,500 to over 152,000.  In December 2017, the Fort Morgan city council approved a 40-year agreement with ALLO for ALLO to provide broadband service over a fiber network that the city will build and own, and ALLO will lease and operate to provide services to subscribers.  In August 2018, ALLO began to provide its services in Fort Morgan, increasing households in current markets to 142,602 from 137,500. ALLO plans to continue expansion to additional communities in Nebraska and Colorado over the next several years. As of September 30, 2018, ALLO provided services to 32,529 households, compared to 20,428 households as of December 31, 2017 and 16,394 households as of September 30, 2017.

•
For the three and nine months ended September 30, 2018, ALLO incurred capital expenditures of $21.7 million and $66.8 million, respectively. The Company currently anticipates total network expenditures for the remainder of 2018 (October 1, 2018 to December 31, 2018) will be approximately $25 million; however, the amount of capital expenditures could change based on the customer demand for ALLO's services.

•
The Company currently anticipates ALLO's operating results will be dilutive to the Company's consolidated earnings as it continues to build its network in Lincoln, Nebraska, and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.

Asset Generation and Management

•
During the nine months ended September 30, 2018, the Company purchased $3.2 billion in loans, including $0.6 billion during the third quarter of 2018. The vast majority of these loans are federally insured student loans.

•
The Company's average balance of loans decreased to $23.0 billion for the third quarter of 2018, compared with $23.2 billion for the same period in 2017. Core loan spread increased to 1.30 percent for the quarter ended September 30, 2018, compared with 1.19 percent for the same period in 2017.

The Company began to purchase consumer loans in the second quarter of 2017. Consumer loans are currently funded by the Company using operating cash, until they can be funded in a secured financing transaction. As such, consumer loans do not have a cost of funds (debt) associated with them. Core loan spread, excluding consumer loans, would have been 1.25 percent and 1.17 percent for the three months ended September 30, 2018 and 2017, respectively.

The Company recognized $32.7 million and $28.5 million in fixed rate floor income during the three months ended September 30, 2018 and 2017, respectively (which includes $19.1 million and $3.9 million of settlement payments received on derivatives used to hedge student loans earning fixed rate floor income). Fixed rate floor income contributed 57 basis points and 49 basis points of core loan spread for the three months ended September 30, 2018 and 2017, respectively.

•
Provision for loan losses was $10.5 million and $6.7 million for the three months ended September 30, 2018 and 2017, respectively, and $18.0 million and $10.7 million for the nine months ended September 30, 2018 and 2017, respectively.

Provision for loan losses for federally insured loans was $8.0 million and $7.0 million for the three months ended September 30, 2018 and 2017, respectively, and $12.0 million and $11.0 million for the nine months ended September 30, 2018 and 2017, respectively. During the three months ended September 30, 2018, the Company determined an additional allowance was necessary related to a $2.2 billion (principal balance as of September 30, 2018) portfolio of federally insured loans that were purchased in 2013 and 2014, and recognized $5.0 million (pre-tax) in provision expense related to these loans. During the three months ended September 30, 2017, the Company determined an additional allowance was necessary related to a $1.6 billion (principal balance as of September 30, 2017) portfolio of federally insured loans that were purchased in 2014 and 2015, and recognized $5.0 million (pre-tax) in provision expense related to these loans.

The Company did not record a provision for private education loan losses for the three and nine months ended September 30, 2018. For the three and nine months ended September 30, 2017, the Company recorded a negative provision for private education loan losses of $1.0 million and $2.0 million, respectively.

Provision for loan losses for consumer loans was $2.5 million and $0.7 million for the three months ended September 30, 2018 and 2017, respectively, and $6.0 million and $1.7 million for the nine months ended September 30, 2018 and 2017, respectively. The increase in provision is a result of the Company continuing to purchase consumer loans.

Corporate and Other Activities

•
On September 25, 2018, the Company announced it had withdrawn its application with the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions to establish Nelnet Bank, a Utah-chartered industrial bank. The Company originally filed its application on June 28, 2018.

Liquidity and Capital Resources

•
As of September 30, 2018, the Company had cash and cash equivalents of $83.5 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $57.4 million as of September 30, 2018.

•	For the nine months ended September 30, 2018, the Company generated $193.6 million in net cash from operating activities.

•
On June 22, 2018, the Company amended its unsecured $350.0 million line of credit to, among other things, extend the maturity date of the facility from December 12, 2021 to June 22, 2023. As of September 30, 2018, the unsecured line of credit had $160.0 million outstanding and $190.0 million was available for future use.

•
The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions.  As of September 30, 2018, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $2.09 billion, of which approximately $1.18 billion is expected to be generated over the next approximately four years (from October 1, 2018 through December 31, 2022).

•
During the nine months ended September 30, 2018, the Company repurchased a total of 319,091 shares of Class A common stock for $16.5 million ($51.77 per share), including 3,297 shares of Class A common stock for $0.2 million ($58.13 per share) repurchased by the Company during the three months ended September 30, 2018.

•
During the nine months ended September 30, 2018, the Company paid cash dividends of $19.5 million ($0.48 per share), including $6.5 million ($0.16 per share) paid during the three months ended September 30, 2018. In addition, the Company's Board of Directors has declared a fourth quarter 2018 cash dividend on the Company's outstanding shares of Class A and Class B common stock of $0.18 per share. The fourth quarter cash dividend will be paid on December 14, 2018 to shareholders of record at the close of business on November 30, 2018.

•
The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP and private education and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company's cash and investment balances.

Segment Reporting

The following tables include the results of each of the Company's operating segments reconciled to the consolidated financial statements.

	Three months ended September 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$381	1,513	1	236,039	6,860	(4,846)	239,948
Interest expense	—	3	4,174	176,874	3,968	(4,846)	180,175
Net interest income	381	1,510	(4,173)	59,165	2,892	—	59,773
Less provision for loan losses	—	—	—	10,500	—	—	10,500
Net interest income (loss) after provision for loan losses	381	1,510	(4,173)	48,665	2,892	—	49,273
Other income:
Loan servicing and systems revenue	112,579	—	—	—	—	—	112,579
Intersegment servicing revenue	12,290	—	—	—	—	(12,290)	—
Education technology, services, and payment processing revenue	—	58,409	—	—	—	—	58,409
Communications revenue	—	—	11,818	—	—	—	11,818
Other income	1,948	—	950	3,267	10,508	—	16,673
Gain from debt repurchases	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	22,448	(124)	—	22,324
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(6,056)	830	—	(5,226)
Total other income	126,817	58,409	12,768	19,659	11,214	(12,290)	216,577
Cost of services:
Cost to provide education technology, services, and payment processing services	—	19,087	—	—	—	—	19,087
Cost to provide communications services	—	—	4,310	—	—	—	4,310
Total cost of services	—	19,087	4,310	—	—	—	23,397
Operating expenses:
Salaries and benefits	70,440	19,972	4,554	424	18,782	—	114,172
Depreciation and amortization	8,957	3,435	6,167	—	4,433	—	22,992
Loan servicing fees	—	—	—	3,087	—	—	3,087
Other expenses	19,638	4,943	3,151	845	16,616	—	45,194
Intersegment expenses, net	15,029	2,494	598	12,378	(18,208)	(12,290)	—
Total operating expenses	114,064	30,844	14,470	16,734	21,623	(12,290)	185,445
Income (loss) before income taxes	13,134	9,988	(10,185)	51,590	(7,517)	—	57,008
Income tax (expense) benefit (a)	(3,152)	(2,397)	2,444	(12,381)	1,604	—	(13,882)
Net income (loss)	9,982	7,591	(7,741)	39,209	(5,913)	—	43,126
Net income attributable to noncontrolling interests	—	—	—	—	(199)	—	(199)
Net income (loss) attributable to Nelnet, Inc.	$9,982	7,591	(7,741)	39,209	(6,112)	—	42,927

(a)
As a result of the Tax Cuts and Jobs Act, beginning January 1, 2018, income taxes are allocated based on 24% of income before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of the taxes calculated for each operating segment, if any, is included in income taxes in Corporate and Other Activities.

	Three months ended June 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$293	748	1	226,509	6,062	(4,425)	229,189
Interest expense	—	—	3,303	169,623	2,949	(4,425)	171,450
Net interest income	293	748	(3,302)	56,886	3,113	—	57,739
Less provision for loan losses	—	—	—	3,500	—	—	3,500
Net interest income (loss) after provision for loan losses	293	748	(3,302)	53,386	3,113	—	54,239
Other income:
Loan servicing and systems revenue	114,545	—	—	—	—	—	114,545
Intersegment servicing revenue	11,609	—	—	—	—	(11,609)	—
Education technology, services, and payment processing revenue	—	48,742	—	—	—	—	48,742
Communications revenue	—	—	10,320	—	—	—	10,320
Other income	1,956	—	—	2,772	4,851	—	9,580
Gain from debt repurchases	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	22,053	(125)	—	21,928
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(5,446)	548	—	(4,897)
Total other income	128,110	48,742	10,320	19,379	5,274	(11,609)	200,218
Cost of services:
Cost to provide education technology, services, and payment processing services	—	11,317	—	—	—	—	11,317
Cost to provide communications services	—	—	3,865	—	—	—	3,865
Total cost of services	—	11,317	3,865	—	—	—	15,182
Operating expenses:
Salaries and benefits	69,434	19,513	4,668	377	17,126	—	111,118
Depreciation and amortization	8,212	3,286	5,497	—	4,500	—	21,494
Loan servicing fees	—	—	—	3,204	—	—	3,204
Other expenses	17,490	5,383	3,023	1,288	13,225	—	40,409
Intersegment expenses, net	15,583	2,570	599	11,700	(18,842)	(11,609)	—
Total operating expenses	110,719	30,752	13,787	16,569	16,009	(11,609)	176,225
Income (loss) before income taxes	17,684	7,421	(10,634)	56,196	(7,622)	—	63,050
Income tax (expense) benefit (a)	(4,245)	(1,781)	2,552	(13,487)	3,451	—	(13,511)
Net income (loss)	13,439	5,640	(8,082)	42,709	(4,171)	—	49,539
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(104)	—	(104)
Net income (loss) attributable to Nelnet, Inc.	$13,439	5,640	(8,082)	42,709	(4,275)	—	49,435

(a)
As a result of the Tax Cuts and Jobs Act, beginning January 1, 2018, income taxes are allocated based on 24% of income before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of the taxes calculated for each operating segment, if any, is included in income taxes in Corporate and Other Activities.

	Three months ended September 30, 2017
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$147	5	1	194,971	3,903	(2,139)	196,887
Interest expense	—	—	1,551	121,074	1,165	(2,139)	121,650
Net interest income	147	5	(1,550)	73,897	2,738	—	75,237
Less provision for loan losses	—	—	—	6,700	—	—	6,700
Net interest income (loss) after provision for loan losses	147	5	(1,550)	67,197	2,738	—	68,537
Other income:
Loan servicing and systems revenue	55,950	—	—	—	—	—	55,950
Intersegment servicing revenue	10,563	—	—	—	—	(10,563)	—
Education technology, services, and payment processing revenue	—	50,358	—	—	—	—	50,358
Communications revenue	—	—	6,751	—	—	—	6,751
Other income	—	—	—	2,753	17,003	—	19,756
Gain from debt repurchases	—	—	—	116	—	—	116
Derivative settlements, net	—	—	—	(382)	(191)	—	(573)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	7,702	44	—	7,746
Total other income	66,513	50,358	6,751	10,189	16,856	(10,563)	140,104
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,151	—	—	—	—	15,151
Cost to provide communications services	—	—	2,632	—	—	—	2,632
Total cost of services	—	15,151	2,632	—	—	—	17,783
Operating expenses:
Salaries and benefits	38,435	17,432	4,099	392	13,834	—	74,193
Depreciation and amortization	549	2,316	3,145	—	4,040	—	10,051
Loan servicing fees	—	—	—	8,017	—	—	8,017
Other expenses	10,317	3,981	2,278	676	12,248	—	29,500
Intersegment expenses, net	7,774	2,219	470	10,659	(10,559)	(10,563)	—
Total operating expenses	57,075	25,948	9,992	19,744	19,563	(10,563)	121,761
Income (loss) before income taxes	9,585	9,264	(7,423)	57,642	31	—	69,097
Income tax (expense) benefit	(4,937)	(3,520)	2,821	(21,904)	1,978	—	(25,562)
Net income (loss)	4,648	5,744	(4,602)	35,738	2,009	—	43,535
Net loss (income) attributable to noncontrolling interests	3,408	—	—	—	(640)	—	2,768
Net income (loss) attributable to Nelnet, Inc.	$8,056	5,744	(4,602)	35,738	1,369	—	46,303

	Nine months ended September 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$931	2,927	3	662,881	17,673	(12,420)	671,995
Interest expense	—	3	9,987	480,729	8,875	(12,420)	487,174
Net interest income	931	2,924	(9,984)	182,152	8,798	—	184,821
Less provision for loan losses	—	—		18,000	—	—	18,000
Net interest income (loss) after provision for loan losses	931	2,924	(9,984)	164,152	8,798	—	166,821
Other income:
Loan servicing and systems revenue	327,265	—	—	—	—	—	327,265
Intersegment servicing revenue	34,670	—	—	—	—	(34,670)	—
Education technology, services, and payment processing revenue	—	167,372	—	—	—	—	167,372
Communications revenue	—	—	31,327	—	—	—	31,327
Other income	5,196	—	950	9,032	29,272	—	44,449
Gain from debt repurchases	—	—	—	359	—	—	359
Derivative settlements, net	—	—	—	51,428	(410)	—	51,018
Derivative market value and foreign currency transaction adjustments, net	—	—	—	47,070	2,839	—	49,909
Total other income	367,131	167,372	32,277	107,889	31,701	(34,670)	671,699
Cost of services:
Cost to provide education technology, services, and payment processing services	—	44,087	—	—	—	—	44,087
Cost to provide communications services	—	—	11,892	—	—	—	11,892
Total cost of services	—	44,087	11,892	—	—	—	55,979
Operating expenses:
Salaries and benefits	198,411	58,552	13,284	1,183	50,502	—	321,932
Depreciation and amortization	23,237	10,062	16,585	—	13,058	—	62,943
Loan servicing fees	—	—	—	9,428	—	—	9,428
Other expenses	51,591	14,950	8,811	2,982	40,686	—	119,020
Intersegment expenses, net	43,968	7,630	1,802	34,943	(53,672)	(34,670)	—
Total operating expenses	317,207	91,194	40,482	48,536	50,574	(34,670)	513,323
Income (loss) before income taxes	50,855	35,015	(30,081)	223,505	(10,075)	—	269,218
Income tax (expense) benefit (a)	(12,399)	(8,404)	7,220	(53,641)	3,855	—	(63,369)
Net income (loss)	38,456	26,611	(22,861)	169,864	(6,220)	—	205,849
Net loss (income) attributable to noncontrolling interests	808	—	—	—	(371)	—	438
Net income (loss) attributable to Nelnet, Inc.	$39,264	26,611	(22,861)	169,864	(6,591)	—	206,287

(a)
As a result of the Tax Cuts and Jobs Act, beginning January 1, 2018, income taxes are allocated based on 24% of income before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of the taxes calculated for each operating segment, if any, is included in income taxes in Corporate and Other Activities.

	Nine months ended September 30, 2017
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$361	10	2	568,665	10,026	(5,274)	573,789
Interest expense	—	—	3,367	340,898	2,794	(5,274)	341,787
Net interest income	361	10	(3,365)	227,767	7,232	—	232,002
Less provision for loan losses	—	—	—	10,700	—	—	10,700
Net interest income (loss) after provision for loan losses	361	10	(3,365)	217,067	7,232	—	221,302
Other income:
Loan servicing and systems revenue	167,079	—	—	—	—	—	167,079
Intersegment servicing revenue	30,839	—	—	—	—	(30,839)	—
Education technology, services, and payment processing revenue	—	149,862	—	—	—	—	149,862
Communications revenue	—	—	17,577	—	—	—	17,577
Other income	—	—	—	9,152	35,722	—	44,874
Gain from debt repurchases	—	—	—	1,097	4,440	—	5,537
Derivative settlements, net	—	—	—	(1,721)	(593)	—	(2,314)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(23,121)	(133)	—	(23,254)
Total other income	197,918	149,862	17,577	(14,593)	39,436	(30,839)	359,361
Cost of services:
Cost to provide education technology, services, and payment processing services	—	37,456	—	—	—	—	37,456
Cost to provide communications services	—	—	6,789	—	—	—	6,789
Total cost of services	—	37,456	6,789	—	—	—	44,245
Operating expenses:
Salaries and benefits	116,932	50,986	10,489	1,156	41,121	—	220,684
Depreciation and amortization	1,644	7,053	7,880	—	11,109	—	27,687
Loan servicing fees	—	—	—	19,670	—	—	19,670
Other expenses	28,333	13,185	5,422	2,487	32,497	—	81,923
Intersegment expenses, net	23,496	6,430	1,472	31,114	(31,673)	(30,839)	—
Total operating expenses	170,405	77,654	25,263	54,427	53,054	(30,839)	349,964
Income (loss) before income taxes	27,874	34,762	(17,840)	148,047	(6,386)	—	186,454
Income tax (expense) benefit	(14,410)	(13,210)	6,779	(56,258)	6,749	—	(70,349)
Net income (loss)	13,464	21,552	(11,061)	91,789	363	—	116,105
Net loss (income) attributable to noncontrolling interests	10,050	—	—	—	(1,090)	—	8,960
Net income (loss) attributable to Nelnet, Inc.	$23,514	21,552	(11,061)	91,789	(727)	—	125,065

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."

Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income.  The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below.  Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management.  There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.  See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Variable loan interest margin	$42,455	40,416	48,017	129,756	140,805
Settlements on associated derivatives (a)	3,361	2,979	(4,265)	4,676	(7,598)
Variable loan interest margin, net of settlements on derivatives	45,816	43,395	43,752	134,432	133,207
Fixed rate floor income	13,659	14,453	24,586	45,359	84,382
Settlements on associated derivatives (b)	19,087	19,074	3,883	46,752	5,877
Fixed rate floor income, net of settlements on derivatives	32,746	33,527	28,469	92,111	90,259
Investment interest	7,628	5,818	3,800	18,581	9,616
Corporate debt interest expense	(3,969)	(2,948)	(1,166)	(8,875)	(2,801)
Non-portfolio related derivative settlements (c)	(124)	(125)	(191)	(410)	(593)
Net interest income (net of settlements on derivatives)	$82,097	79,667	74,664	235,839	229,688

(a)
Includes the net settlements received (paid) related to the Company’s 1:3 basis swaps, and the cross-currency interest rate swap in place prior to the October 2017 remarketing of previously Euro-denominated bonds.

(b)	Includes the net settlements received (paid) related to the Company’s floor income interest rate swaps.

(c)	Includes the net settlements received (paid) related to the Company’s hybrid debt hedges.

Loan Servicing Volumes (dollars in millions)

The Company purchased Great Lakes on February 7, 2018. During the second quarter of 2018, the Company converted Great Lakes' FFELP and private education loan servicing volume to Nelnet's servicing platform to leverage the efficiencies of supporting more volume on fewer systems.

NN - Government Servicing
NN - Consumer Servicing
NN - FFELP Servicing
GL - Government Servicing
GL - Consumer Servicing
GL - FFELP Servicing
March 31, 2018 Total Servicing Volume $470,816
June 30, 2018 Total Servicing Volume $470,727
September 30, 2018 Total Servicing Volume $464,949
$270,000
$255,000
$240,000
$225,000
$210,000
$195,000
$180,000
$165,000
$150,000
$135,000
$120,000
$105,000
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$-
$194,822
$162,538
$7,887
$24,397
$200,289
$167,645
$8,965
$23,679
$200,737
$167,591
$10,190
$22,956
$207,818
$171,647
$10,838
$25,333
$211,414
$172,669
$11,483
$27,262
$215,690
$176,605
$12,116
$26,969
$255,126
$242,063
$1,927
$11,136
$228,794
$176,179
$15,016
$37,599
$241,933
$241,902
$31 - GL Consumer Servicing
$232,208
$179,283
$15,466
$37,459
$232,741
Dec 31, 16
Mar 31, 17
Jun 30, 17
Sep 30, 17
Dec 31, 17
Mar 31, 18
Jun 30, 18
Sep 30, 18

Company owned	$16,962	$16,352	$15,789	$18,403	$17,827	$17,866		$19,113		$19,206
% of total	8.7%	8.2%	7.9%	8.9%	8.4%	3.8%		4.1%		4.1%
Number of servicing borrowers:
Government servicing:	5,972,619	5,924,099	5,849,283	5,906,404	5,877,414	5,819,286	7,456,830	5,745,181	7,378,875	5,805,307	7,486,311
FFELP servicing:	1,312,192	1,263,785	1,218,706	1,317,552	1,420,311	1,399,280	461,553	1,787,419	—	1,754,247	—
Private education and consumer loan servicing:	355,096	389,010	454,182	478,150	502,114	508,750	118,609	672,520	3,987	692,763	—
Total:	7,639,907	7,576,894	7,522,171	7,702,106	7,799,839	7,727,316	8,036,992	8,205,120	7,382,862	8,252,317	7,486,311

Number of remote hosted borrowers:	2,230,019	2,305,991	2,317,151	2,714,588	2,812,713	6,207,747		6,145,981		6,406,923

Communications Financial and Operating Data

Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Residential revenue	$8,896	7,727	4,680	23,367	11,851
Business revenue	2,861	2,535	2,013	7,779	5,525
Other	61	58	58	181	201
Communications revenue	$11,818	10,320	6,751	31,327	17,577

Net (loss) income	$(7,741)	(8,082)	(4,602)	(22,861)	(11,061)
EBITDA (a)	155	(1,835)	(2,728)	(3,512)	(6,595)

Capital expenditures	21,728	27,189	29,417	66,816	78,430

Revenue contribution:
Internet	54.6%	52.2%	47.5%	52.8%	45.3%
Television	28.6	29.9	31.3	29.5	31.3
Telephone	16.6	17.7	20.9	17.5	22.9
Other	0.2	0.2	0.3	0.2	0.5
	100.0%	100.0%	100.0%	100.0%	100.0%

	As of September 30, 2018	As of June 30, 2018	As of March 31, 2018	As of December 31, 2017	As of September 30, 2017	As of June 30, 2017	As of March 31, 2017	As of December 31, 2016
Residential customer information:
Households served	32,529	27,643	23,541	20,428	16,394	12,460	10,524	9,814
Households passed (b)	110,687	98,538	84,475	71,426	54,815	45,880	34,925	30,962
Total households in current markets (c)	142,602	137,500	137,500	137,500	137,500	137,500	137,500	137,500
Total households in current markets and new markets announced (d)	152,840	152,840	152,840	152,626	137,500	137,500	137,500	137,500

(a)
Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below:

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net loss	$(7,741)	(8,082)	(4,602)	(22,861)	(11,061)
Net interest expense	4,173	3,302	1,550	9,984	3,365
Income tax benefit	(2,444)	(2,552)	(2,821)	(7,220)	(6,779)
Depreciation and amortization	6,167	5,497	3,145	16,585	7,880
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$155	(1,835)	(2,728)	(3,512)	(6,595)

(b)
Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.

(c)	During the third quarter of 2018, ALLO began providing service in Fort Morgan, Colorado.

(d)
During the fourth quarter of 2017, ALLO announced plans to expand its network to make services available in Hastings, Nebraska and Fort Morgan, Colorado. ALLO plans to expand to additional communities in Nebraska and Colorado over the next several years.

Other Income

The following table summarizes the components of "other income."

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Realized and unrealized gains on investments, net	$1,288	1,136	2,201	11,505	3,818
Borrower late fee income	3,253	2,758	2,731	8,994	9,098
Investment advisory fees	1,183	1,394	5,852	4,169	11,661
Management fee revenue	1,756	1,756	—	4,673	—
Peterson's revenue	—	—	3,402	—	9,282
Other	9,193	2,536	5,570	15,108	11,015
Other income	$16,673	9,580	19,756	44,449	44,874

Derivative Settlements

The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
1:3 basis swaps	$3,361	2,979	(2,172)	4,676	(1,836)
Interest rate swaps - floor income hedges	19,087	19,074	3,883	46,752	5,877
Interest rate swaps - hybrid debt hedges	(124)	(125)	(191)	(410)	(593)
Cross-currency interest rate swap	—	—	(2,093)	—	(5,762)
Total derivative settlements - income (expense)	$22,324	21,928	(573)	51,018	(2,314)

Derivative Market Value and Foreign Currency Transaction Adjustments

"Derivative market value and foreign currency transaction adjustments" include (i) the realized and unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the Company's previously Euro-denominated bonds to U.S. dollars. On October 25, 2017, the Company completed a remarketing of the Company’s bonds that were prior to that date denominated in Euros, to denominate those bonds in U.S. dollars and reset the interest rate to be based on the 3-month LIBOR index. The Company also terminated a cross-currency interest rate swap associated with those bonds. As a result, foreign currency transaction adjustments will not be incurred with respect to those bonds after October 25, 2017.

The following table summarizes the components of “derivative market value and foreign currency transaction adjustments” included in the attached consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Change in fair value of derivatives - income (expense)	$(5,226)	(4,897)	21,429	49,909	22,381
Foreign currency transaction adjustment - income (expense)	—	—	(13,683)	—	(45,635)
Derivative market value and foreign currency transaction adjustments - income (expense)	$(5,226)	(4,897)	7,746	49,909	(23,254)

Loans Receivable

Loans receivable consisted of the following:

	As of	As of	As of
	September 30, 2018	December 31, 2017	September 30, 2017
Federally insured student loans:
Stafford and other	$4,956,324	4,418,881	4,534,585
Consolidation	17,434,419	17,302,725	17,952,697
Total	22,390,743	21,721,606	22,487,282
Private education loans	169,467	212,160	226,630
Consumer loans	112,547	62,111	40,890
	22,672,757	21,995,877	22,754,802
Loan discount, net of unamortized loan premiums and deferred origination costs	(63,566)	(113,695)	(118,500)
Non-accretable discount	(20,612)	(13,085)	(13,532)
Allowance for loan losses:
Federally insured loans	(43,053)	(38,706)	(39,398)
Private education loans	(11,253)	(12,629)	(12,566)
Consumer loans	(5,911)	(3,255)	(1,667)
	$22,528,362	21,814,507	22,569,139

Loan Activity

The following table sets forth the activity of loans:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Beginning balance	$22,856,285	23,415,159	21,995,877	25,103,643
Loan acquisitions:
Federally insured student loans	591,196	37,409	3,124,154	141,688
Private education loans	—	123	194	698
Consumer loans	42,819	19,279	80,385	45,270
Total loan acquisitions	634,015	56,811	3,204,733	187,656
Repayments, claims, capitalized interest, and other	(502,474)	(449,837)	(1,714,820)	(1,647,430)
Consolidation loans lost to external parties	(292,749)	(267,331)	(789,321)	(889,067)
Loans sold	(22,320)	—	(23,712)	—
Ending balance	$22,672,757	22,754,802	22,672,757	22,754,802

Loan Spread Analysis

The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Variable loan yield, gross	4.57%	4.46%	3.64%	4.40%	3.45%
Consolidation rebate fees	(0.83)	(0.85)	(0.85)	(0.84)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.03	0.04	0.07	0.04	0.07
Variable loan yield, net	3.77	3.65	2.86	3.60	2.68
Loan cost of funds - interest expense	(3.10)	(3.00)	(2.09)	(2.89)	(1.91)
Loan cost of funds - derivative settlements (a) (b)	0.06	0.05	(0.07)	0.03	(0.04)
Variable loan spread	0.73	0.70	0.70	0.74	0.73
Fixed rate floor income, gross	0.23	0.25	0.42	0.27	0.47
Fixed rate floor income - derivative settlements (a) (c)	0.34	0.34	0.07	0.28	0.03
Fixed rate floor income, net of settlements on derivatives	0.57	0.59	0.49	0.55	0.50
Core loan spread (d)	1.30%	1.29%	1.19%	1.29%	1.23%

Average balance of loans	$22,971,361	22,959,660	23,188,577	22,600,841	23,948,108
Average balance of debt outstanding	22,557,437	22,476,114	22,892,789	22,165,059	23,687,067

(a)
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in this table.

(b) Derivative settlements include the net settlements received (paid) related to the Company’s 1:3 basis swaps and previous cross-currency interest rate swap.

(c)	Derivative settlements include the net settlements received (paid) related to the Company’s floor income interest rate swaps.

(d) The Company began to purchase consumer loans in the second quarter of 2017. Consumer loans are currently funded by the Company using operating cash, until they can be funded in a secured financing transaction. As such, consumer loans do not have a cost of funds (debt) associated with them. Core loan spread, excluding consumer loans, would have been 1.25%, 1.23%, and 1.17% for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017, respectively, and 1.25% and 1.22% for the nine months ended September 30, 2018 and 2017, respectively.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
Core and Variable Loan Spreads
Asset / Liability Base Rate Spread (a)
1.23%
1.28%
1.19%
1.26%
1.29%
1.29%
1.30%
0.10%
0.01%
0.04%
-0.03%
-0.05%
0.08%
0.08%
0.71%
0.78%
0.70%
0.78%
0.81%
0.70%
0.73%
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Core
Variable
Asset/Liability Base Rate Spread

(a)
The interest earned on the majority of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate.  The Company funds a large portion of its assets with three-month LIBOR indexed floating rate securities.  The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on student loan spread.  This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.

The difference between variable loan spread and core loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Fixed rate floor income, gross	$13,659	14,453	24,586	45,359	84,382
Derivative settlements (a)	19,087	19,074	3,883	46,752	5,877
Fixed rate floor income, net	$32,746	33,527	28,469	92,111	90,259
Fixed rate floor income contribution to spread, net	0.57%	0.59%	0.49%	0.55%	0.50%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of September 30, 2018.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
4.5 - 4.99%	4.87%	2.23%	$224,158
5.0 - 5.49%	5.22%	2.58%	525,656
5.5 - 5.99%	5.67%	3.03%	349,857
6.0 - 6.49%	6.19%	3.55%	399,150
6.5 - 6.99%	6.70%	4.06%	384,416
7.0 - 7.49%	7.17%	4.53%	137,146
7.5 - 7.99%	7.71%	5.07%	234,915
8.0 - 8.99%	8.18%	5.54%	539,835
> 9.0%	9.05%	6.41%	197,587
			$2,992,720

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of September 30, 2018, the weighted average estimated variable conversion rate was 4.00% and the short-term interest rate was 214 basis points.

The following table summarizes the outstanding derivative instruments as of September 30, 2018 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2018	$250,000	0.92%
2019	3,250,000	0.97
2020	1,500,000	1.01
2023	750,000	2.28
2024	300,000	2.28
2025	100,000	2.32
2027	50,000	2.32
2028	100,000	3.03
	$6,300,000	1.26%

(a)	For all interest rate derivatives, the Company receives discrete three-month LIBOR.